EXHIBIT 21.1

ARUP, Alu-Rohr und-Profil, GmbH, organized under the laws of the Federal Republic of Germany

Dalian General Thermodynamics Incorporated, Ltd., organized under the laws of the Republic of China

Great Lake, Inc., a Delaware corporation

Insilco Asia Corporation, a Delaware corporation

Insilco Deutschland GmbH, organized under the laws of the Federal Republic of Germany

Signal Caribe, Inc., a Delaware corporation

Signal Dominicana, S.A., organized under the laws of the Dominican Republic

Signal Transformer Co., Inc., a Delaware corporation

Steel Parts Corporation, a Delaware corporation

Stewart Connector Systems, Inc., a Pennsylvania corporation

Stewart Connector Systems GmbH, organized under the laws of the Federal Republic of Germany

Stewart Connector Systems (Japan), Inc., organized under the laws of Japan

Stewart Connector Systems de Mexico, S.A. de C.V., organized under the laws of Mexico

Stewart Stamping Corporation, a Delaware corporation

Taylor Production Services Company, L.P., a Delaware Limited Partnership

Taylor Publishing Company, a Delaware corporation

Thermal Components Division, Inc., a Delaware corporation

Thermal Components, Inc., a Delaware corporation

Thermalex, Inc., an Alabama corporation

Insilco Teoranta, organized under the laws of Ireland

Insilco Technologies (UK), Ltd., organized under the laws of Great Britain

Eyelets for Industry, Inc., a Connecticut corporation

EFI Metal Forming, Inc., a Connecticut corporation